Exhibit 4.1

Amendment to Note

December 31, 2007

The Borrower and Holder agree to amend the Note attached hereto and incorporated herein by reference.

The terms of the Note shall be amended as follows:

1.	The accrued interest amount of $36,690 shall be rolled into the Principal of the Note.

2.	The new Principal amount of the Note shall be $486,690 and such Principal Amount of the Note shall be due on 6-30-08.

3.	The Note shall contain an origination fee equal to four percent of the principal amount ($19,467) payable in the form of 9,496 shares of common stock of CPBR.

4.	The new interest rate for the Note shall be 8% per annum payable in monthly installments of $3,245 starting on January 15, 2008.

5.	ClearPoint agrees to seek board approval for a Note conversion provision to be included in the Note that will allow the Noteholder to convert the principal amount of the Note into common stock of ClearPoint.

The amended terms of the Note are hereby accepted and agreed.

Borrower: ClearPoint Resources, Inc (f/k/a/ Mercer Staffing, Inc)

By:	/s/ Chris Ferguson
Chris Ferguson, President

Holder: Shareholders of Staffbridge, Inc.

By:	/s/ Scott Nieh
Scott Nieh

PROMISSORY NOTE

$450,000.00	August 14, 2006
U.S. Dollars

FOR VALUE RECEIVED, the undersigned Mercer Staffing, Inc., a Delaware corporation with its principal place of business at 1600 Manor Drive, Suite 110, Chalfont, PA 18914 (the “Borrower”) hereby agrees and promises to pay to the order of Shareholders of Staffbridge, Inc, or its successors or assigns (the “Lender”, and any subsequent holder, the “Holder”) at 133-47 Sanford Avenue, 5E, Flushing, NY 11355, or such other address as Lender may specify in writing, the principal sum of Four Hundred Fifty Thousand U.S. Dollars ($450,000.00) with interest calculated at the rate of six percent (6%) per annum on the unpaid balance until any remaining amount due and unpaid hereunder is paid in full on or before December 31, 2007, or, if sooner, upon the effective date of an initial public offering of the common stock of Borrower. Payments of interest only for each calendar quarter this Note is outstanding in the per diem amount of $ 75.00 due in arrears on October 1, January 1, April 1 and July 1 of each year any amount of the principal of this Note is outstanding, until all amounts due hereunder are paid in full. Should Lender accept one or more partial prepayments of principal under this Note, then the interest due shall be calculated at the rate of six percent (6%) per annum on the unpaid balance of principal hereunder until any remaining amounts due and unpaid hereunder are paid in full.

This Note may be prepaid in its entirety, including all principal and interest due hereon to the date of any such prepayment, without any penalties, at the discretion of the Borrower and subject to the provisions of this Note. Partial pre-payment(s) of principal with all interest due thereon until the date of any such prepayment shall be permitted solely at the discretion of Lender and provided there is no default then existing hereunder, as defined below.

In the event of default in any payments due hereunder, after five (5) days beyond the due date, or in the event of material breach of any of the provisions of the Stock Purchase Agreement dated August 14, 2006, pursuant to which this Note has been issued (hereinafter, the “Agreement”), or under either of the Consulting Agreements entered into pursuant to the Agreement on or as of the date of this Note, after ten (10) days after written notice of such breach to Borrower, then the Holder of this Note may, at such Holder’s option, without further notice to the Borrower, declare the principal of this Note and the interest thereon to be immediately due and payable, whereupon the entire unpaid balance, including principal and interest, shall forthwith be paid and, if such payment is not immediately made, the Holder of this Note may proceed to enforce the collection thereof, including without limitation any and all rights or remedies the Holder may have under applicable law. All costs of collection, including reasonable attorneys’ fees, shall be paid by Borrower as an additional amount due under this Note. The Holder hereof shall have the right to pursue any remedy alone or in combination with any other remedy or remedies available to such Holder. All such available remedies shall be cumulative. Waiver of any one default shall not be deemed a waiver of any other default or impair the Holder’s rights arising out of any default.

This Note is issued pursuant to the Agreement in partial consideration for the outstanding shares of Common Stock of the Lender to the Borrower. This Note is an unsecured obligation of Borrower.

BORROWER HEREBY SEVERALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDINGS HEREAFTER INSTITUTED BY OR AGAINST BORROWER OR ANY GUARANTOR IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE. BORROWER IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO NOTICE AND HEARING TO THE EXTENT PERMITTED BY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, AND, FURTHER, SEVERALLY AND IRREVOCABLY WAIVES PRESENTMENT FOR PAYMENT, DEMAND, NOTICE OF NONPAYMENT, NOTICE OF INTENTION TO ACCELERATE THE MATURITY OF THIS NOTE, DILIGENCE IN COLLECTION, COMMENCEMENT OF SUIT AGAINST ANY OBLIGOR, NOTICE OF PROTEST, AND PROTEST OF THIS NOTE AND ALL OTHER NOTICES IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THE PAYMENT OF THIS NOTE, BEFORE OR AFTER THE MATURITY OF THIS NOTE, WITH OR WITHOUT NOTICE TO BORROWER AND ANY GUARANTOR, AND HEREBY AGREES THAT BORROWER’S LIABILITY SHALL NOT BE IN ANY MANNER AFFECTED BY ANY INDULGENCE, EXTENSION OF TIME, RENEWAL, WAIVER OR MODIFICATION GRANTED OR CONSENTED TO BY LENDER.

This Note shall be governed by, and construed and enforced according to, the laws of the Commonwealth of Pennsylvania.

We, the undersigned have read the foregoing Promissory Note and, having been duly authorized, have affixed our hands and seals intending the Borrower to be legally bound hereby this 14th day of August, 2006.

Mercer Staffing, Inc.

Witness:	/s/ Deegan Fardon	By:	/s/ Chris Ferguson
(as to both)	(print name)		Chris Ferguson, Its President
(print name)

		By:	/s/ Chris Ferguson
Chris Ferguson, Its Treasurer
(print name)

2